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                         Independent Accountants' Report

The Securities and Exchange Commission

The Board of Directors of
The BNY Hamilton Funds, Inc.

We have examined management's assertion about the BNY Hamilton Funds', including the Equity Income Fund, Intermediate Government Fund, Intermediate New York Tax-Exempt Fund, Intermediate Tax-Exempt Fund, Intermediate Investment Grade Fund, Large Cap Growth Fund, Money Fund, Small Cap Growth Fund, and Treasury Money Fund (the "Funds"), compliance with the requirements of subsection (b) and
(c) of Rule 17f-2 under the Investment Company Act of 1940 as of December 31, 1998, included in Management's Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examinations.

Our examinations were made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 1998 and, with respect to security purchases and sales, for the period from November 13, 1998 (the date of our last examination) through December 31, 1998:

o We counted and inspected all securities located in the vault of The Bank of New York (the "Custodian");

o We obtained reconciliations between the Funds' accounting records and the custody records as of December 31, 1998 and verified reconciling items;


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o    We and other auditors reviewed the Custodian's reconciliation procedures over investment positions and the controls over these reconciliations between the Custodian and the various depository institutions (DTC, PTC, and FRB) and the Custodian and customer investment positions. Furthermore, we and other auditors reviewed the control policies over the safeguarding of physical securities;

o We agreed pending trade activity for the Funds as of December 31, 1998 to their corresponding subsequent statements;

o We agreed to the books and records of the Funds a sample of purchases and sales of securities for the period November 13, 1998 (the date of our last examination) through December 31, 1998, noting that they had been properly recorded.

We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds' compliance with the specified requirements.

In our opinion, management's assertion that the BNY Hamilton Funds were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 1998, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the BNY Hamilton Funds, Inc., and the Securities and Exchange Commission and should not be used for any other purpose.


                                                  KPMG LLP


January 4, 1999